UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: March 25, 2011
(Date of earliest event reported)
BigBand Networks, Inc.
(Exact Name of Registrant as specified in Charter)

Delaware (State or other Jurisdiction of incorporation)	Commission File No.: 001-33355	04-3444278 (I.R.S. Employer Identification No.)
475 Broadway Street
Redwood City, California 94063
(Address of Principal Executive Offices, including zip code)
(650) 995-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective March 25, 2011, Dennis Wolf notified BigBand Networks, Inc. (the “Company”) of his resignation from the Board of Directors (the “Board”). Mr. Wolf served as a member of the Board of Directors since October 2009. Mr. Wolf resigned for personal reasons, and not as the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.
     At a meeting held on March 25, 2011, the Board then appointed Richard C. Smith to serve as a Class I director, a member of the audit committee and a member of the compensation committee of the Company. Since 2006, Mr. Smith has served as a consultant. Most recently, Mr. Smith was on the Board of Directors of CommScope, Inc., a company that designs and produces cables for enterprise, HFC broadband, and carrier applications. Prior to Commscope, Mr. Smith held various executive positions with General Instrument Corporation and Motorola, Inc.
     Mr. Smith will receive the standard compensation payable to non-employee directors of the Company as described in the section entitled “Compensation of Directors” in the Company’s Proxy Statement dated May 24, 2010. In addition, Mr. Smith will be provided with the Company’s standard indemnification agreement for directors and executive-level employees.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits

Exhibit
Number	Description
99.1	Press Release dated March 28, 2011 of BigBand Networks, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIGBAND NETWORKS, INC.
Date: March 28, 2011	By:	/s/ Robert E. Horton
Robert E. Horton
Senior Vice President & General Counsel

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release dated March 28, 2011 of BigBand Networks, Inc.